                                RIGHTS AGREEMENT

                  RIGHTS AGREEMENT (the "Agreement"), dated as of April 26, 1998, by and between GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation ("Genesis") and Manor Care Inc., a Delaware corporation ("Manor Care").

                              W I T N E S S E T H :

                  WHEREAS, Genesis, The Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Genesis ("Acquisition Corporation"), and Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink,,), have entered into an Agreement and Plan of Merger dated April 26, 1998 (the "Merger Agreement");

                  WHEREAS, as a result of the Merger (capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement), Manor Care will beneficially own shares of preferred stock, par value $.01 per share, of Genesis (the "Preferred Stock"), which Preferred Stock is convertible into shares of common stock, par value $.02 per share, of Genesis (the "Common Stock"); and

                  WHEREAS, Genesis and Manor Care have agreed that this Agreement shall become effective at the Effective Time of the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Genesis and Manor Care hereby agree as follows:

                                   STANDSTILL

Section 1. Manor Care Standstill Obligations.

                   Prior to the earlier of April 26, 2005 or the occurrence of a Director Change (as defined below) and subject to the further provisions hereof:

                   (a) Neither Manor Care nor any Affiliate of Manor Care including, without limitation, New ManorCare Health Services, Inc. (collectively, the "Manor Care Group") will, without the prior written consent of Genesis, directly or indirectly, acquire any shares of any class of capital stock of Genesis which is entitled to vote generally in the election of directors or is convertible or exchangeable for any class of capital stock which is entitled to vote generally in the election of directors (all such classes of capital stock of Genesis being referred to herein as "Voting Securities") (except for the Preferred Stock, the Common Stock or other securities issuable upon conversion of the Preferred Stock and pursuant to stock splits, stock dividends or other distributions or offerings made available to holders of Voting Securities generally); provided, however, that if at any time the Manor Care Voting Power shall be less than the Maximum Percentage of the Total Voting Power, then the Manor Care Group may acquire Voting Securities unless the effect of such acquisition would be to increase the aggregate voting power in the election of directors of all Voting Securities then owned by all members of the Manor Care Group (such aggregate voting power of all Voting Securities owned by all members of the Manor Care Group being referred to herein as the "Manor Care Voting Power") to greater than 15% (the "Maximum Percentage") of the total combined voting power in the election of directors of all the Voting Securities then outstanding (such total combined voting power of all the Voting Securities outstanding being referred to herein as the "Total Voting Power").

                  If at any time the Manor Care Voting Power shall be increased to more than the Maximum Percentage of the Total Voting Power as a result of a repurchase of Voting Securities by Genesis or any other change in Genesis's capitalization, no member of the Manor Care Group shall be required to dispose any Voting Securities.

                  As used in this Agreement, the following terms shall have the following meanings:

                  The term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

                  "Continuing Director" shall mean any member of the Board of Directors of Genesis, while such person is a member of the Board of Directors who either (i) was a member of the Board of Directors on the date hereof, (ii) subsequently becomes a member of the Board of Directors, if such person was recommended or elected to succeed the Continuing Directors by a majority of the Continuing Directors or (iii) was appointed at the direction of Manor Care.

                  "Director Change" shall mean (i) the Chief Executive Officer of Genesis on the date hereof is removed from office by the Board of Directors or the Board of Directors materially alters his authority or responsibilities such that he does not exercise the authority or have the responsibilities formerly associated with his position as the Chief Executive Officer, or (ii) the majority of the Board of Directors does not consist of Continuing Directors.

                   All references to securities "owned" or "acquired" by a person shall include all securities owned of record by such person and all securities over which such person has beneficial ownership within the meaning of
Section 13(d) of the Exchange Act.

                   The term "person" shall mean any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

                   (b) No member of the Manor Care Group shall make any "solicitation" of "proxies" to vote or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the directors of Genesis with respect to any matter.

                   (c) No member of the Manor Care Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Voting Securities in violation of Section l(a), or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act (in each case other than solely with members of the Manor Care Group), nor shall any member of the Manor Care Group deposit any Voting Securities in a voting trust or similar arrangement or subject any Voting Securities to any voting agreement or pooling arrangement other than in accordance with Section 4(b).

                   (d) No member of the Manor Care Group shall seek to call, or request the call of, a special meeting of the shareholders of Genesis or seek to make, or make, a shareholder proposal at any meeting of the shareholders of Genesis.

                   (e) No member of the Manor Care Group shall commence or announce any intention to commence any tender offer for any shares of Stock, or take any action that would require the Manor Care Group to file with or send to the Securities and Exchange Commission (the "SEC") an amendment to Item 4 or
Item 6 of its Schedule 13D under the Exchange Act with respect to the Voting Securities.

                   (f) No member of the Manor Care Group shall, directly or indirectly, assist, encourage or induce any person to bid for or acquire outstanding Voting Securities or propose a tender offer, exchange offer or change of control of Genesis; provided, however, that the mere sale of Voting Securities by any member of the Manor Care Group and any action taken by the Manor Care Director or Manor Care Observer in connection with his role as a board member or observer shall not constitute assisting, encouraging or inducing within the meaning of this Section l(f).

                   (g) No member of the Manor Care Group shall otherwise act alone or in concert with others to seek control or influence the management, Board of Directors or policies of Genesis other than pursuant to this Agreement or any action taken by the Manor Care Director or Manor Care Observer in connection with its role as a board member or observer.

                   (h) No member of the Manor Care Group shall arrange, or in any way participate in, any financing for any transaction referred to in clauses
(a) through (g) above inclusive.

                   (i) No member of the Manor Care Group shall make public, or cause or facilitate the public disclosure (including by disclosure to any journalist or other representative of the media) of, any request, or otherwise seek (in any fashion that would require public disclosure by Genesis), to obtain any waiver or amendment of any provision of this Section 1, or to take any action restricted hereby.

                   (j) In the event a tender or exchange offer is made by any person (other than an affiliate of, or any person acting in concert with, any member of the Manor Care Group) any member of the Manor Care Group holding Voting Securities may tender or exchange its Voting Securities according to the terms of the offer.

                   (k) If, at any time prior to April 26, 2003, the Manor Care Group proposes to transfer to a third party Voting Securities having in excess of 15% of the Total Voting Power, then as a condition to such transfer the transferee must Agree to be bound by the provisions of this Section 1 with respect to such Voting Securities. Notwithstanding the foregoing, the Manor Care Group shall not transfer Voting Securities to any person who owns any Voting Securities of Genesis, if such transfer will result in such transferee having in excess of 15% of the Total Voting Power. Any purported transfer in violation of this section will be void.

Section 2. Genesis Standstill Obligations.

                   (a) Genesis will not, without the prior written consent of Manor Care, take or recommend to its shareholders any action during the term of this Agreement which would impose limitations on the legal rights of the Manor Care Group as Genesis shareholders other than those imposed pursuant to the express terms of this Agreement which disproportionately affect the Manor Care Group compared to holders of Preferred Stock or Common Stock generally.

                   (b) Prior to the Effective Time, Genesis shall have taken appropriate action with respect to its stockholders rights plan so as to exempt
(I) the holders of Preferred Stock or (ii) any person that is the direct assignee of any holder of Preferred Stock to the extent that such assignee (A) acquires a holder of Preferred Stock over Securities and (B) owns no other shares of Voting Securities from the restrictions of such stockholders rights plan with respect to such shares of Preferred Stock and shares of Common Stock issuable upon conversion thereof and from and after the Effective Time, Genesis shall take no action which would subject such holders of Preferred Stock to the restrictions of Genesis's stockholders rights plan or any similar plan adopted after the Effective Time.

                   (c) Genesis will not require any Manor Care Director or Manor Care Observer to enter into any confidentiality agreement or other arrangement that would limit the ability of such Manor Care Director or Manor Care Observer to communicate with Manor Care as contemplated by Section 3(c) hereof.

                         BOARD REPRESENTATION AND VOTING

Section 3. Covenants Regarding Board Representation.

                   (a) Designation. As promptly as practicable after receipt of written notice from Manor Care, Genesis will cause one person designated by Manor Care to be appointed to Genesis's Board of Directors (the "Manor Care Director") by such Board to serve as a member of Class I. At the end of the term of any Manor Care Director, Manor Care shall have the right to designate the same or a different person to serve as the Manor Care Director for the next term and Genesis's Board of Directors shall appoint such person to its Board of Directors. if at any time the Manor Care Director is not elected or the Manor Care Observer is prohibited from attending Board meetings, Genesis shall appoint another person designated by Manor Care to be a Manor Care Director or Manor Care Observer, as the case may be. Any such designation of a Manor Care Director for appointment to Genesis's Board of Directors or, pursuant to Section 3(c), of a person to attend Board meetings as an observer, shall be made after consultation with Genesis, and any such Manor Care Director or Manor Care Observer shall be reasonably acceptable to Genesis's Board of Directors (which agreement will not be unreasonably withheld). Genesis hereby agrees and acknowledges that Jack Anderson and James H. Rempe are acceptable to Genesis's Board of Directors as a Manor Care Director or Manor Care Observer. Genesis's Board of Directors shall include in the slate of nominees recommended by such Board to Genesis's shareholders for election as a director at each annual meeting of the shareholders of Genesis at which members of Class I directors are elected, the person then designated by Manor Care for election to Genesis's Board of Directors in accordance with the provisions of this Section 3(a). In the event that the Manor Care Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by a designee of Manor Care being appointed by the Board of Directors according to the procedures described above.

                   (b) Manor Care Observer. At any time that the Manor Care Group does not have a Manor Care Director serving on Genesis's Board of Directors, Manor Care shall be entitled to designate a non-voting observer for such Board seat and such observer shall be entitled to attend all Board meetings (the "Manor Care Observer").

                   (c) Confidential Information. The parties acknowledge and agree that the Manor Care Director or Manor Care Observer, as the case may be, will be under an obligation to Manor Care not to disclose to any person outside of Manor Care, or use in any business other than Manor Care's, any confidential information or material relating to the business of Manor Care or its subsidiaries and that the Manor Care Director or Manor Care Observer shall be under no obligation to disclose to Genesis' any corporate opportunities that the Manor Care Director or Manor Care Observer becomes aware of because of his or her position as an officer, director or employee of Manor Care or any of its affiliates. The parties acknowledge that there shall be no obligation on the part of such Manor Care Director or Manor Care Observer to disclose any such information or material to Genesis, even if such disclosure would be of interest or value to Genesis. In addition, the parties acknowledge and agree that any Manor Care Director or Manor Care Observer will be under an obligation to Genesis not to disclose to any person outside of Genesis, or use in any business other than Genesis's, any confidential information or material relating to the business of Genesis or its subsidiaries; provided that the Manor Care Director or Manor Care Observer may disclose to the officers and directors of Manor Care information about the financial position or results of operations of Genesis (which information shall not include specific information about the day to day operations of Genesis's business or any proposed acquisition, disposition or other material action to be taken by Genesis) if any such Manor Care officer or director agrees that any confidential information so disclosed to him or her shall not be disclosed by him or her to any other person to whom such information has not been so disclosed by the Manor Care Director or Manor Care Observer, except as may be compelled by law or legal process.

                   (d) Removal of Directors; Vacancies. Manor Care shall have the right to request the removal by Genesis's Board of Directors of the Manor Care Director. Any such removal shall be subject to the applicable provisions of the Amended and Restated Articles of Incorporation and By-Laws of Genesis (including, without limitation, any shareholder vote requirement), as well as applicable statutory provisions; provided that Genesis will use its best efforts to cause the Genesis Board of Directors to vote in favor of such requested removal. In the event that the Manor Care Director for any reason ceases to serve as a member of the Genesis Board of Directors during his or her term of office and at such time Manor Care would have the right to designate a Manor Care Director hereunder (a) the director to fill such vacancy ("Manor Care Director Vacancy") shall be designated by Manor Care and shall be reasonably acceptable to Genesis's Board of Directors, and (b) such Manor Care Director Vacancy shall be filled in accordance with Article Eighth of Genesis's Amended and Restated Articles of Incorporation.

Section 4.          Voting of Genesis Common Stock and Other Related Matters

                   (a) Each member of the Manor Care Group that is a holder of record of Voting Securities shall he present, and each member of the Manor Care Group that is a beneficial owner of Voting Securities shall cause the holder of record to be present, in person or by proxy, at all meetings of shareholders of Genesis so that all Voting Securities owned of record or beneficially by the Manor Care Group may be counted for the purpose of determining the presence of a quorum at such meetings.

                   (b) At any time prior to April 26, 2001, other than with respect to a proposed Change of Control, the Manor Care Group will take all such action as may be required so that all Voting Securities owned by the Manor Care Group are voted (in person or by proxy) on all matters to be voted on by holders of Voting Securities in accordance with the recommendation of the Board of Directors. Manor Care shall cause the Manor Care Director to take such action as may be necessary and to vote in accordance with the recommendation of Genesis's Board of Directors to fill any vacancies in Genesis's Board of Directors (other than a Manor Care Director Vacancy).

                   (c) Manor Care shall not, with respect to a proposed Change of Control approved by the Board of Directors of Genesis and the shareholders of Genesis, make any demand for payment pursuant to Section 262 of the Delaware General Corporation Law.

                 As used herein, a proposed "Change of Control" occurs (A) when the shareholders of Genesis are asked to approve an agreement or plan (i) to merge or consolidate Genesis with or into another company (other than a"merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Genesis or such surviving entity outstanding immediately after such merger or consolidation), or (ii) to sell, or otherwise dispose of, all or substantially all of Genesis's property and assets, or (iii) to liquidate, dissolve or wind-up Genesis or (B) when Genesis is the subject of a transaction pursuant to Rule 13e-3 under the Exchange Act.

                               REGISTRATION RIGHTS

Section 5.         Registration Rights.

                   Genesis covenants and agrees as follows:

                   5.01.Definitions. For purposes of this Section 5:

                  (a) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Act").

                  (b) The term "Registrable Securities" means the shares of Preferred Stock and Common Stock underlying such shares of Preferred Stock held, from time to time, by the Manor Care Group.

                   (c) The term "Holder" means any member of the Manor Care Group which owns of record Registrable Securities.

                   5.02. Request for Registration.

                  (a) If Genesis shall, at any time following the first anniversary of the Effective Time, receive a written request from the Holders of Registrable Securities representing at least 25% of the Voting Securities acquired by the Manor Care Group at the Effective Time that Genesis file a registration statement under the Act covering the registration of Registrable

Securities, then Genesis shall, within 10 days after the receipt thereof, give written notice of such request to all Holders and effect within 90 days of the receipt of such request, the registration under the Act on a Form S-1 or other appropriate form covering the sale of all Registrable Securities which the Holders request to be registered.

                  (b) If the Holders initiating the registration request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Genesis as a part of their request made pursuant to this Section 5.02 and Genesis shall include such information in the written notice referred to in
Section 5.02(a). In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with Genesis) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders and reasonably acceptable to Genesis. Genesis at its sole discretion may offer a right to participate in any registration statement filed pursuant to this Section 5.02 to other holders of Common Stock, and may itself participate in any registration statement filed pursuant to this Section 5.02. However, notwithstanding any other provision of this Section 5.02, if the offering is an underwritten offering and the lead managing underwriter advises the Initiating Holders that marketing factors require a limitation of the number of shares of Preferred Stock or Common Stock to be underwritten, then (subject to any contrary provisions in registration rights agreements executed by Genesis prior to the date hereof) the total number of shares of Preferred Stock or Common Stock to be underwritten shall be reduced, with such reduction coming first from selling stockholders who are not Holders, and then from Genesis.

                  (c) Genesis is obligated to effect no more than three such registrations pursuant to this Section 5.02.

                  (d) Notwithstanding the foregoing, if Genesis shall furnish to Holders requesting a registration statement pursuant to this Section 5.02 a certificate signed by the Chief Executive, Chief Operating, or Chief Financial Officer of Genesis stating that, in the good faith judgment of a majority of the disinterested directors, it would be materially detrimental to Genesis for such registration statement to be filed, Genesis shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that Genesis may not utilize this right more than once in any 12-month period.

                    5.03.Piggyback Registration.

                    (a) If (but without any-obligation to do so), prior to April 26, 2003, Genesis proposes to register any of its Common Stock under the Act in connection with the public offering of such Common Stock by Genesis (other than a registration relating solely to the sale of securities to participants in a dividend reinvestment plan, stock plan or employee benefit plan; a registration relating solely to the issuance of securities to the security holders of an acquired company in connection with an acquisition; or a registration on any form which does not permit inclusion of selling stockholders), or Genesis proposes to register any of its Common Stock on behalf of a holder of Common Stock exercising demand registration rights similar to those set forth in Section 5.02, (which shall not include a shelf registration) Genesis shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 15 days after mailing of such notice by Genesis, Genesis shall cause to be registered under the Act all of the Common Stock that each such Holder has requested to be registered.

                    However, notwithstanding any other provision of this Section 5.03, if the offering is an underwritten offering and the lead managing underwriter advises the Holders that marketing factors require a limitation of the number of shares of Common Stock to be underwritten, then (subject to any contrary provisions in registration rights agreements executed by Genesis prior to the date hereof) the total number of shares of Common Stock to be underwritten shall be reduced, with such reduction coming first from the Holders.

                    5.04. Expenses of Registration.

                    All expenses incurred by or on behalf of Genesis in connection with registrations, filings or qualifications pursuant to Sections
  5.02 and 5.03, including, without limitation, all registration, filing and qualification fees, printers, and accounting fees, and fees and disbursements of counsel for Genesis and one counsel to the selling Holders, shall be borne by Genesis. In no event shall Genesis be obligated to bear any underwriting discounts or commissions relating to Registrable Securities.

                   5.05. Obligations of Genesis. Whenever required under this
  Section 5 to effect the registration of any Registrable Securities, Genesis shall, as expeditiously as reasonably possible:

                    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to fifteen business days.

                    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may he necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or other jurisdictions as shall be reasonably requested by the Holders, provided that Genesis shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                    (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriters of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then use its best efforts to promptly correct such statement or omission. Notwithstanding the foregoing and anything to the contrary set forth in this Section 5.05, each Holder acknowledges that there may occasionally be times when Genesis must suspend the use of the prospectus forming a part of the registration statement until such time as an amendment to the registration statement has been filed by Genesis and declared effective by the SEC, or until such time as Genesis has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Holder hereby covenants that it will (a) keep any such notice strictly confidential, and (b) not sell any shares of Preferred Stock or Common Stock pursuant to such prospectus during the period commencing at the time at which Genesis gives the Holder notice of the suspension of the use of such prospectus and ending at the time Genesis gives the Holder notice that it may thereafter effect sales pursuant to such prospectus. Genesis shall only be able to suspend the use of such prospectus for periods aggregating no more than 60 days in respect of any registration.

                    5.06. Indemnification.

                    In the event any Registrable Securities are included in a registration statement under this Section 5:

                    (a) To the extent permitted by law, Genesis will indemnify and hold harmless each Holder and the affiliates of such Holder, and their respective directors, officers, general and limited partners, agents and representatives (and the directors, officers, affiliates and controlling persons thereof), and each other person, if any, who controls such Holder within the meaning of the Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such statement is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such omission is not corrected in the final prospectus); provided, however, that the indemnity agreement contained in this Section 5.06(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Genesis (which consent shall not be unreasonably withheld), nor shall Genesis be liable in any such case for any such loss, claim, damage, liability or action which arises solely out of or is solely based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in such registration statement by any such Holder or indemnified person.

  Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless Genesis, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Genesis within the meaning of the Act, any underwriter, any other

  Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as any such loss, claim, damage, liability or action arises solely out of or is solely based upon (i) any Violation that occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in such registration statement and (ii) the failure of the selling Holder, after actual receipt of any notice from the Company of the happening of any event of the kind described in Section 5.05(f), to discontinue disposition of such Registrable Securities covered by such registration statement until such selling Holder has received copies of a supplemented or amended prospectus, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5.06(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.06(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 5.06(b) exceed the gross proceeds from the offering received by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 5.06 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.06, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.06 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
  Section 5.06. The indemnified party shall have the right, but not the obligation, to participate in the defense of any action referred to above through counsel of its own choosing and shall have the right, but not the obligation, to assert any and all separate defenses, cross claims or counterclaims which it may have, and the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of such counsel has been specifically authorized in advance by the indemnifying party,(ii) counsel advises that there is a conflict of interest that prevents counsel for the indemnifying party from adequately representing the interests of the indemnified party, (iii) the indemnifying party does not employ counsel that is reasonably satisfactory to the indemnified party, or (iv) the indemnifying party fails to assume the defense or does not reasonably contest such action in good faith,.in which case, if the indemnified party notifies the indemnifying party that it elects to employ separate counsel, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party; provided, however, that, the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to one firm acting as local counsel) for all indemnified parties.

                   (d) If the indemnification provided for in Section 5.06(a) or 5.06(b) is for any reason unavailable to an indemnified party in respect of any losses, claims, damages or liabilities which are indemnifiable pursuant to such Sections, then each indemnifying party under such paragraphs, in lieu of indemnifying such indemnified party thereunder and in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Genesis on the one hand or such Holder or such other indemnified party, as the case may be, on the other, the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

                    (e) The obligations of Genesis and the Holders under this
  Section 5.06 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5.06 and the termination of this Agreement.

                    (f) The underwriting agreement (if any) entered into in connection with any underwritten public offering of the Registrable Securities shall contain provisions on indemnification and contribution that are no less favorable to Holders of Registrable Securities than those provisions contained in this Agreement. To the extent that the provisions on indemnification and contribution contained in such underwriting agreement satisfy the foregoing sentence but are in conflict with the provisions of Section 5.06, the provisions in such underwriting agreement shall control.

                   5.07. Reports Under the Exchange Act.

                    With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Genesis to the public without registration or pursuant to a registration on Form S-3, Genesis agrees to:

                    (a) use its commercially reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

                    (b) use its commercially reasonable best efforts to file with the SEC in a timely manner all reports and other documents required under the Act and the Exchange Act; and

                    (c) furnish to any Holder forthwith upon request (i) a written statement by Genesis as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of Genesis and such other reports and documents so filed by Genesis, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

                    5.08. Assignment of Registration Rights.

                   The rights to cause Genesis to register Registrable Securities pursuant to Section 5.02 may only be assigned by a Holder to a transferee or assignee of any Registrable Securities if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and any such transferee or assignee shall be a Holder for purposes of Section 5 entitled to the rights and subject to the obligations of Section 5, including without limitation, the requirement that a request for registration under Section 5.02 must be made by holders of at least 25% of the Voting Securities acquired by the Manor Care Group at the Effective Time.

  Section 6. Termination.

                    (a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated, upon 60 days prior written notice to the other party (i) by Manor Care, in its sole discretion, if Genesis breaches any of its material obligations pursuant to this Agreement and such breach is continuing on the 61st day following such notice, provided, however that the rights of Manor Care contained in Sections 3 and 5 hereof shall survive such termination; (ii) by Genesis, in its sole discretion, if Manor Care breaches any of its material obligations pursuant to this Agreement and such breach is continuing on the 61st day following such notice or (iii) by either party, in its sole discretion, if the Merger Agreement is terminated.

                    (b) Upon the disposition by the Manor Care Group to persons who are not members of the Manor Care Group of greater than 50% of the Voting Securities acquired by the Manor Care Group at the Effective Time, the provisions of Sections 1, 2, 3 and 4 hereof shall terminate and be of no further force or effect.

  Section 7. Miscellaneous.

                    (a) Manor Care and Genesis each acknowledges and agrees that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

                    (b) If any provision of this Agreement is in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, or subjects any member of the Manor Care Group to governmental regulation to which it would not be subject except for such provision, then such member of the Manor Care Group shall be relieved of its obligations under such provision to the minimum extent necessary to cure such violation or eliminate the applicability of such regulation.

                    (c) If requested in writing by Genesis, Manor Care shall present or cause to be presented promptly all certificates representing Voting Securities now owned or hereafter acquired by members of the Manor Care Group, for the placement thereon of the following legend, which will remain thereon as long as such voting Securities are subject to the restrictions contained in this Agreement:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND THE OTHER PROVISIONS OF A RIGHTS AGREEMENT DATED

  AS OF APRIL 26, 1998, BETWEEN GENESIS HEALTH VENTURES, INC. AND MANOR CARE, INC., AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SAID AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF GENESIS HEALTH VENTURES, INC.

                    Genesis agrees that upon any transfer of Voting Securities represented by legended certificates made in compliance with the provisions of this Agreement, it will, upon the presentation to its transfer agent of the certificates containing such legend, remove such legend from the certificates being sold or registered.

                    (d) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                    (e) This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and may be amended only by an agreement in writing executed by the parties hereto.

                    (f) For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be, an original instrument.

                    (g) All notices and other communications hereunder shall he in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

                    (i) if to Manor Care, to:

                    Manor Care, Inc.
                    11555 Darnestown Road
                    Gaithersburg, Maryland 20878

                    Attention: James H. Rempe, Esq.,
                               General Counsel

                   with a copy to:

                   Cahill Gordon & Reindel
                   80 Pine Street
                   New York, New York 10005
                   Telecopy: (212) 269-5420

                   Attention: W. Leslie Duffy, Esq.

                   (ii) if to Genesis, to:

                   Genesis Health Ventures, Inc.
                   148 West State Street West State Street
                   Kennett Square, Pennsylvania 19348

                   Attention: Ira Gubernick, Esq., General Counsel

                   with a copy to:

                   Blank Rome Comisky & McCauley LLP
                   One Logan Square
                   Philadelphia, Pennsylvania 19103

                   Attention: Stephen E. Luongo, Esq.

                   (h) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

                   (i) Each of Manor Care and Genesis has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Manor Care and Genesis and the consummation by each of Manor Care and Genesis of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Manor Care and Genesis, respectively. This Agreement has been duly and validly executed and delivered by each of Manor Care and Genesis and, assuming the due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of each of Manor Care and Genesis, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors, rights generally.

                   (j) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as set forth in Section 5.08 of this Agreement, this Agreement and,~any of the rights, interests or obligations hereunder shall not be assigned by any of the parties hereto without the prior written consent of the other parties; provide , however, that Manor Care may assign all of its rights and obligations under this Agreement to a direct or indirect subsidiary of Manor Care which is to be spun off as provided in the Form 10 filed with the Securities and Exchange Commission by New ManorCare Health Services, Inc. and Manor Care shall be released from any further obligations under or with respect to this Agreement other than pursuant to
Section 1. Genesis hereby consents to the Manor Care Group's transfer of any or all shares of Preferred Stock or Common Stock owned by the Manor Care Group to Manor Care, New Manor Care Heath Services, Inc., or any of their respective wholly owned subsidiaries if such transferee agrees to be bound by the terms of this Agreement.

                  IN WITNESS WHEREOF, Manor Care and Genesis have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                              GENESIS HEALTH VENTURES, INC.

                              BY:________________________________
                                   Name:
                                   Title:

                              MANOR CARE, INC.

                              BY:________________________________
                                   Name:
                                   Title: